EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form SB-2 of our report dated February 17, 2006, except as to Notes 1 and 5 as to which the date is July 19, 2006, relating to the consolidated financial statements of StarMed Group, Inc., and to the reference to our Firm under the caption "Experts" in the Prospectus.



/s/ Mendoza Berger & Company, LLP
Mendoza Berger & Company, LLP


Irvine, California
August 1, 2006